                                                                     EXHIBIT 5.1


                               October 10, 2000


ATG Inc.
47375 Fremont Boulevard
Fremont, CA 94538

     Re:  Registration Statement on Form S-1
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Ladies and Gentlemen:

     Our opinion has been requested in connection with the Registration Statement to which this opinion is filed as an exhibit.

     We have examined the Registration Statement and have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. Based on and subject to the above, it is our opinion that of the total 2,942,500 shares of common stock being registered, 2,750,000 shares which are currently outstanding are duly authorized, legally issued, fully paid and non-assessable, and 192,500 shares when issued as contemplated under the terms of the warrants governing their issuance, will be duly authorized, legally issued, fully paid and non-assessable.

     We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California and the federal law of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                              Very truly yours,

                              /s/ MILLER & HOLGUIN

                              MILLER & HOLGUIN